Exhibit No. 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

       We consent to the incorporation by reference in this Annual Report on Form 10-K of Journal Communications Inc. of our report dated January 29, 1999, included in the 1998 Annual Report to Shareholders of Journal Communications Inc.

       Our audits also included the financial statement schedule of Journal Communications Inc. listed in item 14(a). This schedule is the responsibility of the company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

       We also consent to the incorporation by reference in the Registration Statements of Forms S-8 (File Nos. 2-79770, 33-13771 and 333-15669) pertaining to Journal Communications Inc. Employees' Individual Retirement Agreement; the Journal Employees' Stock Trust, and the Journal Communications Inc. Employees' Stock Trust filing of November 5, 1996, with respect to 1,500,000 units of beneficial interest in said trust, of our report dated January 29, 1999 with respect to the consolidated financial statements and schedule of Journal Communications Inc. included and incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1998.






Milwaukee, Wisconsin                                          ERNST & YOUNG LLP
March 26, 1999